Exhibit (b)(ii).24

AMENDMENT No. 3

to the

SUPPLY CONTRACT FOR THE SUPPLY OF INTELLIGENT NETWORK SOLUTION

made by and between

EuroTel Bratislava, a.s.

a corporation duly organized and existing under the laws of the Slovak Republic with its Registered Office at Vajnorská 100/A, 831 03 Bratislava, Slovak Republic, Business Identification Number 35 705 019, registered with the Commercial Register kept by Okresný súd Bratislava I, under the section Sa, insert no.1238/B, represented by Ing. Ivan Bošňák, Procurator and JUDr. Ján Pitoňák, Procurator

–hereinafter referred to as the “Purchaser”–

and

Siemens, s.r.o.

a corporation duly organized and existing under the laws of the Slovak Republic with its Registered Office at Stromová 9, 830 07 Bratislava, Slovak Republic, Business Identification Number 31 349 307, registered with the Commercial Register kept by Okresný súd Bratislava I, under the section Sro, insert no. 4964/B, represented by Ing. Peter Kollárik, Statutory Representative and General Director and Ing. Bernhard Kuderer, Statutory Representative

–hereinafter referred to as the “Supplier”–

Both parties hereinafter also being referred to collectively as “Parties” or individually as “Party”.

The Parties agreed to the following modifications of the Supply Contract for the Supply of Intelligent Network Solution made on the 4th day of July 2001 as amended to date by Amendments No. 1a, 1b, 1c and 2 (hereinafter referred to as the “Contract”).

1.	In Section 36. “Confidential Treatment”, a new letter (h) shall be included in the following wording:

“(h) Purchaser hereby agrees that the Supplier is entitled to disclose any Confidential Information with respect to this Contract solely for the purposes of its contractual relationship with Logica being a subcontractor of Supplier in performance of his obligations under this Contract. Supplier hereby agrees that Purchaser is entitled to disclose any Confidential Information with respect to this Contract as the Purchaser may deem necessary for fulfillment of its duties under laws, rules and regulations of United States of America governmental authorities, or any other country authorities, with respect to the bonds/notes that the Purchaser issued on capital markets, irrespectively of whether the Purchaser accepted jurisdiction of such an authority based on an agreement or if it is mandatory. This applies without limitation to all and any reports, filings, statements and like related to said duties due anytime.”

2.	All remaining provisions of the Contract shall remain intact hereby.

3.	This Amendment No. 3 shall become binding upon the day of its signature by duly authorised representatives of the Parties.

In Bratislava,

Siemens, s.r.o.	EuroTel Bratislava, a.s.

Ing. Peter Kollárik, Statutory Representative and General Director	Ing. Ivan Bošňák Procurator

Ing. Bernhard Kuderer,	JUDr. Ján Pitoňák
Statutory Representative	Procurator